===============================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant                      [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                     [ ]  CONFIDENTIAL, FOR USE OF COMMISSION ONLY (AS
[X]  Definitive Proxy Statement                           PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Multi-Color Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     -----------------------------------------------------------------------
     (5) Total fee paid:

     -----------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ------------------------------

     (2) Form, Schedule or Registration No.:
                                            ------------------------------

     (3) Filing Party:
                      ------------------------------

     (4) Date Filed:
                    ------------------------------


===============================================================================

                             MULTI-COLOR CORPORATION

                       205 WEST FOURTH STREET, SUITE 1140
                             CINCINNATI, OHIO 45202


Dear Shareholder:

We invite you to attend our annual meeting of shareholders at 10:30 a.m. on Thursday, August 17, 2000 at Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202. After the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Your vote is important. Whether or not you plan to attend, please complete, sign, date and return your proxy card promptly in the enclosed envelope. If you do attend the meeting, you may vote your shares in person.


Sincerely yours,
                                                   [logo of Multi-Color]
/s/ Lorrence T. Kellar

Lorrence T. Kellar
Chairman of the Board

July 14, 2000

                            NOTICE OF ANNUAL MEETING
                                       OF
                     SHAREHOLDERS OF MULTI-COLOR CORPORATION


TIME:

         10:30 a.m., Eastern Time

DATE:

         August 17, 2000

PLACE:

         Queen City Club
         331 East Fourth Street
         Cincinnati, Ohio 45202

PURPOSE:

1.       Election of directors

2. Ratification of the appointment of Grant Thornton LLP as Multi-Color's independent public accountants for fiscal year ending March 31, 2001

3.       Conduct other business, if properly raised

         Only shareholders of record on June 30, 2000 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying proxy card is July 14, 2000.

         YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.


/s/ Dawn H. Bertsche

Dawn H. Bertsche
Vice President-Finance, Chief Financial Officer and Secretary

July 14, 2000

                             MULTI-COLOR CORPORATION

                       205 WEST FOURTH STREET, SUITE 1140
                             CINCINNATI, OHIO 45202

                          ---------------------------

                                 PROXY STATEMENT

                          ---------------------------


GENERAL INFORMATION

TIME AND PLACE OF ANNUAL MEETING

The annual meeting will be held on Thursday August 17, 2000 at 10:30 a.m. at Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202.

RECORD DATE

Record holders of Common Stock of Multi-Color, as shown on our stock register on June 30, 2000, may vote at the meeting. As of that date, Multi-Color had 2,449,540 shares of Common Stock outstanding.

FIRST MAILING DATE

This Proxy Statement, the Notice of the Annual Meeting of Shareholders and the accompanying proxy card are being mailed to shareholders on or about July 14, 2000.

INFORMATION ABOUT VOTING

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

All proxies will be voted in accordance with the instructions specified. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of (1) the election of all nominees for directors proposed by the Board and (2) the ratification of the appointment of Grant Thornton LLP as independent public accountants for fiscal year ending March 31, 2001. Management does not know of any other matters to be presented for action at the Annual Meeting. If any other matter properly comes before the Annual Meeting, however, the proxies will vote such matters in their discretion.

You may receive more than one proxy or voting card depending on how you hold your shares. Please sign and return all proxies. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

REVOKING A PROXY

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Multi-Color's Secretary in writing at the address under "Questions" on page 16.

SOLICITATION

The proxies are being solicited by Multi-Color's Board of Directors. All expenses of Multi-Color in connection with this solicitation will be borne by Multi-Color. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Multi-Color. Multi-Color will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners and will pay the standard charges and expenses associated with that solicitation.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Multi-Color are not voted and do not count for this purpose.

VOTES NEEDED

Nominees for director receiving the highest number of votes cast will be elected to fill the seats on the Board. Ratification of the appointment of Grant Thornton LLP requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)

The Board of Directors oversees the management of Multi-Color on your behalf. The Board reviews Multi-Color's long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage Multi-Color's business day to day, and evaluating his performance. The Board also reviews development and succession plans for Multi-Color's top executives.

Multi-Color's Code of Regulations requires that the Board consist of at least three members with the exact number to be established by shareholders or the Board. The Board has established a board consisting of seven directors effective as of the date of the meeting.

The board is nominating for election each of the following: Gordon B. Bonfield, Charles B. Connolly, Francis D. Gerace, Lorrence T. Kellar, Burton D. Morgan, David H. Pease and Roger A. Keller. During the last year, Multi-Color redeemed its Series A Preferred Stock. Accordingly Mr. Louis M. Perlman, who served as the Series A Preferred Stock representative on the Board, will not stand for reelection as a director. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes.

If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

Most Multi-Color directors - including six of our seven nominees - are not Multi-Color employees. Personal information on each of our nominees is given below.

The Board met nine times last year. All of Multi-Color's directors attended at least 75% of Board and committee meetings.

Pursuant to a Separation Agreement with Mutual Releases, dated July 7, 1998, between Multi-Color and John Court, former President and Chairman of Multi-Color, John Court agreed to vote all shares of Multi-Color Common Stock, then owned or thereafter acquired or controlled by him, in favor of the election of Messrs. Bonfield, Morgan, Kellar, Pease and Perlman or their replacements. This obligation will continue until May 1, 2001, so long as Mr. Kellar or Mr. Pease, if willing to serve, is a nominee of the Board of Directors for election to the Board or a member of the Board, subject to provisions for the establishment of successors. Mr. Court also agreed that until May 1, 2001, he would not seek election nor serve on the Board of Directors nor vote his shares in favor of changing the number of directors. Mr. Court currently owns approximately 20.8% of Multi-Color.

THE BOARD RECOMMENDS YOU VOTE FOR EACH OF THE FOLLOWING NOMINEES:

================================================================================

Gordon B. Bonfield         Mr. Bonfield was elected a director in December 1997
Age 48                     Mr. Bonfield has served as President of the Consumer
Director since 1997        Packaging Division of Ivex Packaging Corporation
                           since June 1999. Mr. Bonfield served as President of
                           Multi-Color from January 12, 1998 to May 19, 1999.
                           Mr. Bonfield has 24 years of packaging and printing
                           experience and was president of Fort James
                           Corporation's Packaging Business, prior to being
                           named President of Multi-Color. He joined Fort James
                           in 1988 as Vice President and General Manager for the
                           Folding Carton Group.
================================================================================

Charles B. Connolly        Mr. Connolly was elected a director of Multi-Color in
Age 43                     October 1998. Mr. Connolly has 20 years of experience
Director since 1998        in the converting, coating and packaging industries.
                           He has served as Managing Partner of Connemara
                           Converting, LLC, a Chicago-based converter of specialty paper and plastic substrates, since April
                           1996. From March 1994 to April 1996 he served as Vice
                           President, Sales and Marketing for Lawson Mardon
                           Packaging. Prior to joining Lawson Mardon Packaging,
                           Mr. Connolly was Vice President and General Manager of Camvac America, a subsidiary of Rexam P.L.C. that produces vacuum metallized papers and films, which he joined in 1984.

================================================================================

Lorrence T. Kellar         Mr. Kellar was elected a director of Multi-Color in
Age 62                     January 1988. Mr. Kellar has been Vice President,
Director since 1988        Real Estate of Kmart Corporation since April 1996.
                           Prior to that time, he served as Group Vice President of The Kroger Co. (a grocery retailer), having joined
                           The Kroger Co. in 1965. His prior positions with The
                           Kroger Co. included Vice President of Corporate
                           Development and Vice President-Treasurer. Mr. Kellar also serves as a director of Frisch's Restaurants and Loehmanns, Inc. (the specialty retailer of women's fashion apparel) and a trustee of Bartlett Capital
                           Trust (a mutual fund group).


================================================================================
Burton D. Morgan           Mr. Morgan served Multi-Color as Chairman of the
Age 83                     Board from 1985 through August 1996. Mr. Morgan has
Director since 1985        been President of Basic Search, Inc., an Ohio-based
                           venture capital firm, since its founding in 1977. Mr.
                           Morgan founded two adhesive label stock companies.

================================================================================

Francis D. Gerace          Mr. Gerace was appointed as President of Multi-Color,
Age 47                     replacing Mr. Bonfield on May 19, 1999, and elected a
Director since 1999        director in May 1999. Mr. Gerace served as
                           Multi-Color's Vice-President of Operations from April
                           1998 through May 1999. Prior to joining Multi-Color,
                           Mr. Gerace was Director of Strategic Business Systems for Fort James Corporation's Packaging Business from
                           1993 to 1997. From 1974 to 1993, Mr. Gerace held various general management positions with Conagra, Inc. and Beatrice Foods Company.

================================================================================

David H. Pease, Jr.        Mr. Pease has served as a Director of Multi-Color
Age 69                     from March 1987 to August 1999 and from October 1999
Director March 1987 -      to the present. He is the retired Chairman and Chief
August 1999; October       Executive Officer of Pease Industries, Inc., a
1999 - Present             Cincinnati-based manufacturer of residential building
                           products, and held these positions from 1980 until his retirement in 2000.

================================================================================

Roger A. Keller            Mr. Keller would be new to the Board. Since July
Age 55                     1993, Mr. Keller has served as Vice President,
                           General Counsel and Secretary to Mallinckrodt, Inc., a health-care company.

================================================================================

DIRECTOR COMPENSATION

Directors who are not employees of Multi-Color are eligible to receive awards under the 1998 Non-Employee Director Stock Option Plan. Non-Employee Directors receive annually a $5,000 retainer and non-qualified stock options for 2,000 shares plus $1,000 for each meeting attended. Committee members also receive non-qualified stock options for an additional 2,000 shares per year per committee, but no director may receive non-qualified stock options for more than 6,000 shares per year. Directors who are employees of Multi-Color are not separately compensated for serving as directors.

BOARD COMMITTEES

The Board appoints committees in order to more effectively perform its duties. Board committees are able to consider key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board does not have a nominating committee. THE AUDIT COMMITTEE is responsible for reviewing Multi-Color's internal accounting operations. It also recommends the appointment of independent accountants and reviews the relationship between Multi-Color and its independent accountants. Only non-employee directors serve on Multi-Color's Audit Committee.

Committee members: Messrs. Perlman (Chairman), Kellar and Pease.

Meetings last year: 2

THE COMPENSATION COMMITTEE is responsible for establishing compensation for management and administering Multi-Color's stock option plans. Only non-employee directors serve on Multi-Color's Compensation Committee.

Committee members: Messrs. Connolly (Chairman), Bonfield and Kellar.

Meetings last year: 2

            DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

         This table lists directors, director nominees, certain executive officers and shareholders known by Multi-Color to own beneficially five percent (5%) or more or its outstanding Common Stock as of June 30, 2000:


                                                                                             Common Stock
                                                                                        Beneficially Owned (1)


                   Name                                 Position                    Amount             Percentage
-------------------------------------------    ---------------------------   ----------------------   --------------
John C. Court (2)                              Principal Shareholder                       531,279        20.8%

Phronesis Partners LP (3)                      Principal Shareholder                       164,930         6.7%

Dimensional Fund Advisors, Inc.(4)             Principal Shareholder                       134,900         5.5%

Gordon B. Bonfield, III                        Director                                     16,000          *

                                                                                             Common Stock
                                                                                        Beneficially Owned (1)


                   Name                                 Position                    Amount             Percentage
-------------------------------------------    ---------------------------   ----------------------   --------------

Charles B. Connolly                            Director                                     14,780          *

Burton D. Morgan(5)                            Director                                    489,804        19.9%

David H. Pease, Jr.                            Director                                     59,352         2.4%

Louis M. Perlman                               Director                                     22,000          *

Dawn H. Bertsche (6)                           Vice President-Finance,                       3,000          *
                                               Chief Financial Officer,
                                               Secretary

William R. Cochran(7)                          Former Vice President,                       25,600         1.0%
                                               Chief Financial Officer
                                               and Secretary

Francis D. Gerace                              Chief Executive Officer,                     48,832         2.0%
                                               President, Director

Lorrence T. Kellar                             Chairman of the Board of                    120,352         4.8%
                                               Directors

Roger A. Keller                                Director Nominee                             94,000         3.8%

Steven G. Mulch (8)                            Senior Vice President of                     43,432         1.7%
                                               Sales and Marketing

John R. Voelker (9)                            Vice President of Sales,                     84,797         3.5%
                                               In-Mold Labels

Executive Officers and Directors serving                                                   902,349        34.0%
as of 6/30/00 as a group (10 persons)

------------------------------------------
* Indicates less than one percent.

1. Included in the amount of Common Stock beneficially owned are the following shares of Common Stock subject to exercisable options or options exercisable within 60 days of the record date, June 30, 2000; Mr. Bonfield - 6,000 shares, Mr. Cochran - 12,500 shares, Mr. Connolly
         - 12,000 shares, Mr. Court - 106,625 shares, Mr. Gerace - 33,332 shares, Mr. Kellar - 42,000 shares, Mr. Morgan - 14,000 shares, Mr. Mulch - 33,332 shares, Mr. Pease

         - 38,000 shares; Mr. Perlman - 22,000 shares, and Mr. Voelker - 5,001 shares. All stockholders have sole investment and voting power unless otherwise indicated.

2. Based on a Form 4 dated June 18, 2000 filed with the Securities and Exchange Commission. The business address of Mr. Court is 2145 East Hill Avenue, Cincinnati Ohio 45208.

3. Based on a Schedule 13G/A filed on February 17, 2000 with the Securities and Exchange Commission. and other information available to Multi-Color. All shares are held by Phronesis Partners, LP, which has sole voting power and dispositive power with respect to 164,930 shares of Common Stock. The principal business address of Phronesis Partners, LP is 197 East Broad Street, Suite 200, Columbus, Ohio 43215.

4. Based on a Schedule 13G filed on February 3, 2000 by Dimensional Fund Advisors, Inc. with the Securities and Exchange Commission. All shares are held in portfolios of Dimensional Fund Advisors, Inc., a registered investment advisor. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such shares. The business address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

5.       Mr. Morgan disclaims beneficial ownership of 475,804 shares.

6. Ms. Bertsche was appointed Vice President-Finance, Chief Financial Officer and Secretary of Multi-Color on August 23, 1999. Prior to joining Multi-Color, Ms. Bertsche was Chief Financial Officer for Hill Top Research, Inc., a Cincinnati-based clinical research company from 1997 until 1999. From 1987-1997 she was Vice President and Controller of Clopay Corporation, a diversified Cincinnati-based manufacturer of building products and specialty plastic films, where she was involved in all aspects of several successful acquisitions.

7. Mr. Cochran resigned as Vice President, Chief Financial Officer and Secretary in August 1999.

8. Mr. Mulch was promoted to Senior Vice President of Sales and Marketing in April of 2000. He previously held the position of Vice President of Corporate Sales and Business Development with Multi-Color from April 1998 to April 2000. Prior to joining Multi-Color, Mr. Mulch was Vice President and General Manager of a four plant division of Fort James Packaging Business from 1991 to 1997. From 1972 to 1991, Mr. Mulch held various positions with Tenneco, Inc. including general manager of the offset carton converting plant in Grand Rapids, Michigan.

9. Includes 3,776 shares held in Mr. Voelker's 401(k) plan. Mr. Voelker was appointed Vice President of Sales and Marketing of Multi-Color in June of 1995. Prior to that time Mr. Voelker served as Multi-Color's Vice President National Accounts from 1992 to 1995 and Vice President of Multi-Color Graphics from 1989 to 1992.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR ENDING MARCH 31, 2001 (ITEM 2 ON THE PROXY CARD)

The Board is seeking shareholder ratification of its appointment of Grant Thornton LLP as independent public accountants for fiscal year ending March 31, 2001. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Multi-Color's financial controls and reporting. An affirmative vote of a majority of votes cast at the meeting is required for ratification. If ratification is not obtained, the Board intends to continue the employment of Grant Thornton llp at least through fiscal year ending March 31, 2001. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities and Exchange Act of 1934 requires Multi-Color's executive officers, directors and persons who own more than 10% of a registered class of Multi-Color's equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, Multi-Color believes that during the last fiscal year, except as described below, all of its executive officers, directors and ten percent shareholders complied with the Section 16 reporting requirements. A Form 4 reflecting four share purchases by Mr. Mulch, a Form 4 reflecting two share purchases by Mr. Kellar, a Form 4 reflecting 36 purchases by Mr. Morgan, a Form 4 reflecting 13 sales by Mr. Perlman and a Form 4 reflecting one purchase by Mr. Gerace were inadvertently filed late. Based upon share ownership information provided to Multi-Color in Mr. Voelker's director and officer questionnaire, and comparing such information to Form 4s filed, it appears that Mr. Voelker purchased 4,986 shares without filing a Form 4.

                           SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and non-cash compensation for Multi-Color's Chief Executive Officer and four most highly compensated executive officers for the fiscal years ended March 31, 2000, 1999 and 1998, respectively.

                                                                                      Long Term
                                                   Annual Compensation               Compensation
                                                                                        Awards
                             Fiscal
                              Year                                                    Securities
          Name and            Ended                                    Other Annual   Underlying       All Other
     Principal Position     March 31        Salary       Bonus         Compensation   Options(#)    Compensation(3)
--------------------------------------------------------------------------------------------------------------------
Francis D. Gerace             2000         $ 175,000   $124,785(1)      $ 14,000(2)     45,000          $   -0-
President and Chief           1999           175,000     69,360           11,248(2)        -0-              -0-
Executive Officer(4)          1998             5,833        -0-              -0-        50,000              -0-

Gordon B. Bonfield            2000         $  83,335   $    -0-         $  2,667(2)      6,000(5)       $   688
former President              1999           200,000     99,086           16,000(2)     50,000            9,060
Chief Executive Officer(6)    1998            44,745     21,000           11,400(7)     50,000              -0-

Dawn H. Bertsche              2000         $  91,888   $ 62,393(1)      $  7,258(2)     25,000          $ 1,506
Chief Financial Officer,
Vice President-Finance and
Secretary(8)

William R. Cochran            2000         $  78,750   $ 14,974(1)      $  2,100(2)      5,000          $28,426
former Vice President         1999           105,000     31,212           13,887(2)      5,000            3,745
Finance/CFO, Secretary(9)     1998           100,008        -0-           11,164           -0-            3,251

Steven G. Mulch               2000         $ 150,000   $106,959(1)      $ 12,000(2)     15,000          $ 3,093
Senior Vice President of      1999           150,000     74,315           12,049(2)        -0-            5,137
Sales and Marketing           1998             6,250        -0-              -0-        50,000              -0-

John R. Voelker               2000         $ 105,000   $ 44,923(1)      $  8,400(2)      5,000          $ 2,887
Vice President of Sales,      1999           105,000     31,212           16,163(2)      5,000            3,912
In-Mold Labels                1998           107,701        -0-           11,543           -0-            3,434

1. The bonus was earned in the fiscal year ended March 31, 2000 and paid in fiscal 2001.

2. Multi-Color has established a supplemental retirement program for key executives based on 8% of the executive's salary; the amounts listed represent the percentage of salary plus accrued interest under this plan.

3. The amounts listed reflect Multi-Color's contributions under the Multi-Color Corporation 401(k) profit sharing plan and in the case of Mr. Cochran, for the 2000 fiscal year, include a $26,250 payment made in connection with his resignation.

4. Mr. Gerace joined Multi-Color in March 1998, was appointed President on May 19, 1999 to replace Mr. Bonfield and became Chief Executive Officer in August 1999.

5. 6,000 options were granted to Mr. Bonfield pursuant to the 1998 Non-Employee Directors Stock Option Plan after he resigned as an executive officer. See footnote 6.

6. Mr. Bonfield was appointed on January 7, 1998 to replace Mr. Court as President and Chief Executive Officer beginning January 12, 1998. Mr. Bonfield resigned his positions as President and Chief Executive Officer on May 19, 1999.

7. The dollar value represents the difference between the purchase price of $5.36 per share and the fair market value of $6.50 per share on the date of purchase of 10,000 shares of treasury stock purchased by Mr. Bonfield.

8. Ms. Bertsche joined Multi-Color as Vice President, Chief Financial Officer and Secretary in August 1999.

9. Mr. Cochran was appointed Vice President and Chief Financial Officer of Multi-Color in June 1994 and Secretary on June 15, 1998 and resigned from all positions in August 1999.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES


                                                             Number of Securities          Value of Unexercised
                                               Value        Underlying Unexercised       In-the-Money Options at
                          Shares Acquired    Realized     Options at Fiscal Year End         Fiscal Year End
                          on Exercise (#)       ($)        Exercisable/Unexercisable   Exercisable/Unexercisable(1)
                         --------------------------------------------------------------------------------------------
Francis D. Gerace               -0-             -0-              33,332/61,668                    $25,932/39,878

Gordon B. Bonfield              -0-             -0-                    6,000/0                           4,128/0

Dawn H. Bertsche                -0-             -0-                   0/25,000                          0/14,950

William R. Cochran            13,000       $29,628.75(2)              12,500/0                          17,385/0

Steven G. Mulch                 -0-             -0-              33,332/31,668                     25,932/21,938

John R. Voelker                5,000          $16,875(3)           1,667/8,333                      1,780/12,935

1. Based upon a fair market value of $7.188 on March 31, 2000 (closing price of stock on this date).

2. The dollar value represents the difference between the purchase price of $2.625 and the fair market value of $6.063 on December 21, 1999, the date of purchase of 1,250 shares; the difference between the purchase price of $2.625 and the fair market value of $6.500 on November 15, 1999, the date of purchase of 3,750 shares and the difference between the purchase price of $4.65 and the fair market value of $6.00 on January 6, 2000, the date of purchase of 8,000 shares.

3. The dollar value represents the difference between the purchase price of $2.625 per share and the fair market value of $6.00 on December 29, 1999, on the date of purchase of the 5,000 shares.

EMPLOYMENT AGREEMENTS

          Multi-Color and Mr. Gerace entered into an employment agreement dated as of March 16, 1998. The agreement was amended on May 18, 1999 to appoint Mr. Gerace as President of Multi-Color and set his salary at $175,000. The initial term of employment extends through June 30, 2000. The term automatically renews for successive one year periods until either party gives the other at least three (3) months written notice. Mr. Gerace's annual salary of $175,000 may be adjusted annually based on his performance. Mr. Gerace is also entitled to a bonus pursuant to the Executive Incentive Compensation Plan, as amended from time to time. Pursuant to his employment agreement, Multi-Color also granted Mr. Gerace an option to purchase 50,000 shares of common stock at $6.410 per share. The option has a term of five years and vests one-third on each anniversary of the date of grant. In the event that Mr. Gerace terminates his employment for any reason within one year of a Change in Control (as defined in his agreement), he is entitled to: (i) his annual salary through the date of termination, (ii) a bonus of 50% of his annual salary prorated through the date of termination,
(iii) any deferred compensation and other non-qualified benefit plan balances and (iv) an amount equal to his annual salary paid over a two year period in monthly installments. In the event of a Change in Control and Mr. Gerace's position is eliminated or if Mr. Gerace is terminated by Multi-Color for any reason other than Cause (as defined in his agreement), he will receive the same severance compensation as stated above except that the compensation provided in item (iv) above will be paid in a lump sum.

          Multi-Color and Mr. Mulch entered into an employment agreement dated as of March 16, 1998. The initial term of employment extends through September 30, 2000. The term automatically renews for successive one year periods until either party gives the other at least three (3) months written notice. Mr. Mulch's annual salary of $150,000 may be adjusted annually based on his performance. Mr. Mulch is also entitled to a bonus pursuant to the Executive Incentive Compensation Plan, as amended from time to time. Pursuant to his employment agreement, Multi-Color also granted Mr. Mulch an option to purchase 50,000 shares of common stock at $6.410 per share. The option has a term of five years and vests one-third on each anniversary of the date of grant. In the event that Mr. Mulch terminates his employment for any reason within one year of a Change in Control (as defined in his employment agreement), he is entitled to:
(i) his annual salary through the date of termination, (ii) a bonus of 50% of his annual salary prorated through the date of termination, (iii) any deferred compensation and other non-qualified benefit plan balances and (iv) an amount equal to his annual salary paid over a two year period in monthly installments. In the event of a Change in Control and Mr. Mulch's position is eliminated or if Mr. Mulch is terminated by Multi-Color for any reason other than Cause (as defined in his agreement), he will receive the same severance compensation as stated above except that the compensation provided in item (iv) above will be paid in a lump sum.

         Upon termination of employment, other than for cause, Ms. Bertsche, Mr. Yamasaki and Mr. Vogt would be entitled to payments equal to one year's salary ($150,000, $130,000 and $120,000, respectively) paid over a one-year period.

          Multi-Color maintains stock options plans which authorize the issuance of incentive and non-qualified stock options. Options granted under the plans contain such terms and conditions as are established by the Board at the time of the grant. Outstanding options granted to employees generally have five year terms and vest ratably over three years. The options vest upon a change in control.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  Potential
                                                                                               Realized Value
                                                                                              of Assumed Annual
                                           % of Total                                          Rates of Price
                                            Options                                             Appreciation
                                          Granted for                                        for Option Term (2)
                            Options        Employees          Exercise                      --------------------
                            Granted        in Fiscal            Price        Expiration
Individual Grants             (1)            Year           ($/Per Share)        Date           5%         10%
----------------------------------------------------------------------------------------------------------------
Gordon B. Bonfield*             0               0               n/a            n/a

Francis D. Gerace             45,000           35%            $ 6.59         9/13/2004        81,931    181,047

Dawn H. Bertsche              25,000           19               6.59         9/13/2004        45,517    100,582

William R. Cochran             5,000            4              5.313         4/20/2004         7,339     16,218

Steven G. Mulch               15,000           12               6.59         9/13/2004        27,310     60,349

John R. Voelker                5,000            4              5.313         4/20/2004         7,339     16,218

* Mr. Bonfield resigned his positions as President and Chief Executive Officer on May 19, 1999. All options then held by him terminated at that time. Mr. Bonfield received 6,000 options pursuant to the 1998 Non-Employee Directors Stock Option Plan after he resigned as an executive officer.

(1) All options are non-qualified options, granted at fair market value, and vest ratably over three years.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the applicable regulations of the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock price.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION POLICIES

          Multi-Color's policies on executive compensation are designed to encourage and motivate its executive officers to achieve both short-term and long-term operating, financial and strategic goals, and thereby build shareholder value on a steady but aggressive basis. To that end, senior executive compensation packages are increasingly weighted towards incentive plans that emphasize stock ownership and bonus compensation arrangements which serve to align more closely the interests of management with shareholders. It is also the policy of the Committee to reward superior corporate performance, recognize individual initiative and achievement, and assist Multi-Color in attracting and retaining qualified executives.

          The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a public company as well as the other executive officers listed in the compensation table will no longer be deductible unless the compensation is "performance-based" and approved by the shareholders. The Committee does not believe any action is currently required by Multi-Color or its shareholders in order for the compensation paid to its executive officers to meet the requirements for deductibility.

SALARIES

          The Committee believes it is important to maintain executive salaries at competitive levels, and relies heavily on comparisons with other regional companies of similar size. In determining salary adjustments for executive officers, the Committee takes into account, among other things, the salaries paid by comparable regional companies as reported in a study commissioned by Multi-Color from a local consultant. The Committee believes these materials provide a broad representation of salaries paid in the region, which gives the Committee a reasonable basis for establishing salary levels and adjustments.

          Salary levels and adjustments targeted are the average of the reported ranges. In establishing salaries for Messrs. Gerace, Mulch, and Voelker and Ms. Bertsche, the Committee took into account Multi-Color's recent performance based on certain general financial and operational criteria. The Committee did not, however, base its decisions on salary levels or adjustments on specific quantifiable performance goals or targets, but attempted to maintain salaries at a level which will allow Multi-Color to compete in the marketplace for executive talent. In addition, the Committee did not compare Multi-Color's executive compensation with the levels of compensation paid by companies in the Media General Nasdaq Market Index or the Media General MG Industry Group 325-Packaging and Containers, nor did the Committee attempt to correlate executive compensation levels with Multi-Color's relative performance as shown in the financial performance graph contained in this Proxy Statement.

          With respect to the salary paid to Mr. Bonfield while he was President and to Mr. Gerace as Multi-Color's current President, the Committee utilized the salary data, company performance and other factors described above. The Committee also evaluated the ability of Messrs. Bonfield and Gerace to develop and implement strategic plans for company growth and profitability. The Committee determined their salaries were appropriate in light of these factors. In addition, Mr. Bonfield's compensation was negotiated in connection with the terms of his employment in January 1998 and Mr. Gerace's employment agreement was amended on May 18, 1999 to reflect his appointment as President and the additional responsibilities associated with that role.

ANNUAL BONUSES

          In its determining annual bonus awards, the Committee utilized the compensation survey mentioned above, but relied on such data to a lesser extent than in its review of the salary component.

STOCK OPTIONS AND RESTRICTED STOCK

          Multi-Color's 1985 and 1997 Stock Option Plans and Multi-Color's 1999 Long Term Incentive Plan are the principal means by which long-term incentive compensation is provided for key officers and employees of Multi-Color and the interests of these persons are brought more closely into tandem with the interests of shareholders. The Plans are administered by the Compensation Committee. Multi-Color's policies on executive compensation are applicable to all decisions regarding the number, pricing, timing and the recipients of stock option grants and restricted stock awards.

RESPECTFULLY SUBMITTED BY THE MEMBERS OF THE COMPENSATION COMMITTEE, CHARLES B. CONNOLLY (CHAIRMAN), LORRENCE T. KELLAR, AND GORDON B. BONFIELD, III.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

          On October 19, 1999 the Board of Directors approved the redemption of the outstanding Series A and Series B Preferred Shares. The Series A Preferred Shares were redeemed as of November 22, 1999. Label Ventures Group, LLC, a Delaware limited liability company of which Mr. Perlman, a director of Multi-Color is co-manager, owned all the 52,500 outstanding Series A Preferred Shares. Each Series A Preferred Share was redeemable at $54.00 per share plus accrued dividends. Each of the outstanding 13,242 Series B Preferred Share was redeemable at $43.20 per share plus accrued dividends or was convertible into ten shares of Multi-Color's Common Stock. The holders of the Series B Preferred Shares elected to convert to common shares. Mr. Court, a principal shareholder of Multi-Color, owned 3,973 Series B Preferred Shares and Phronesis Partners, LP, a principal shareholder of Multi-Color, owned 3,9730 Series B Preferred Shares. Mr. Kellar and Mr. Pease, both directors of Multi-Color, each owned 1,986 Series B Preferred Shares.

          Mr. John Yamasaki joined Multi-Color as Vice President of Sales and Product Development, Heat-Shrink Labels after Multi-Color's acquisition of Uniflex in June 2000. Mr. Yamaski had served as President and a shareholder of Uniflex. In connection with the acquisition of Uniflex, Multi-Color entered into a Non-Competition Agreement with Mr. Yamasaki which provided for a $150,000 cash payment at closing and an additional $600,000 in four equal installments over four years.

                                PERFORMANCE GRAPH

          The following performance graph compares Multi-Color's cumulative total shareholder return from April 1, 1995 through March 31, 2000, to that of the Media General Nasdaq Market Index, a broad market index, and Media General MG Industry Group 325 - Packaging and Containers, an index of printing and packaging industry peer companies. The graph assumes that the value of the investment in the Common Stock and each index was $100 on April 1, 1995 and that all dividends were reinvested. Stock price performances shown in the graph are not indicative of future price performances. This data was furnished by Media General Financial Services.

                                   1995       1996       1997       1998        1999       2000
                                   ----       ----       ----       ----        ----       ----
MULTI-COLOR CORPORATION           100.00     112.50     143.75     156.25      159.38     179.69
MG GROUP INDEX                    100.00     101.37     105.16     107.35       83.76      71.28
NASDAQ MARKET INDEX               100.00     134.51     150.48     227.41      297.18     547.25

                           INCORPORATION BY REFERENCE

          Multi-Color's Annual Report, which contains Multi-Color's financial statements for the fiscal year ended March 31, 2000, is incorporated by reference into this Proxy Statement and is deemed to be part of this Proxy Statement. The Annual Report accompanies this Proxy Statement.

                PROPOSALS OF SHAREHOLDERS FOR 2001 ANNUAL MEETING

          In order for a shareholder proposal to be included in Multi-Color's proxy statement for presentation at next year's annual meeting, it must be received, in writing, by the Secretary of Multi-Color at its principal executive offices, 205 West Fourth Street, Suite 1140, Cincinnati, Ohio 45202, not later than March 16, 2001. If Multi-Color does not receive written notice of the shareholder proposal by March 16, 2001, proxies received by Multi-Color for next year's annual meeting will be voted in accordance with management on any such proposal. If there is a change in the anticipated date of next year's annual meeting (or this deadline) by more than 30 days, we will notify you of this change through our Form 10-Q filings or by any other practicable means.

                                   QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

          Dawn H. Bertsche
          Vice President-Finance, Chief Financial Officer
            and Secretary
          Multi-Color Corporation
          205 West Fourth Street, Suite 1140
          Cincinnati, Ohio 45202

          or call us at (513) 381-1480.

For information about your record holdings, call the Fifth Third Bank Shareholder Services at 1-800-837-2755. We also invite you to visit Multi-Color's Internet site at www.multicolorcorp.com. Information contained on this website is not part of this proxy solicitation.

                             MULTI-COLOR CORPORATION

         The undersigned hereby appoints Francis D. Gerace and Dawn H. Bertsche, or either of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Multi-Color Corporation to be held on Thursday, August 17, 2000 at 10:30 a.m. Eastern Time at Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, and any adjournment of such meeting on the matters specified below and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING
                                   PROPOSALS:

1.       AUTHORITY TO ELECT AS DIRECTORS THE SEVEN (7) NOMINEES LISTED BELOW.

                    FOR [ ]                 WITHHOLD AUTHORITY [ ]

           GORDON B. BONFIELD, CHARLES B. CONNOLLY, FRANCIS D. GERACE, LORRENCE T. KELLAR, BURTON D. MORGAN, DAVID H. PEASE, JR. AND ROGER A. KELLER

WRITE THE NAME OF ANY NOMINEE(S) FOR WHOM AUTHORITY TO VOTE IS WITHHELD
_______________________________________________________________________________

2. RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2001.

                 FOR [ ]            AGAINST [ ]           ABSTAIN [ ]

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

__________________, 2000                    ___________________________________

                                            ___________________________________
                                            Signature(s) of shareholder(s)

                                            IMPORTANT: PLEASE SIGN EXACTLY AS
                                            NAME APPEARS HEREON INDICATING,
                                            WHERE PROPER, OFFICIAL POSITION OR
                                            REPRESENTATIVE CAPACITY. IN THE
                                            CASE OF JOINT HOLDERS, ALL SHOULD
                                            SIGN.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.